ENERGAS RESOURCES, INC.

                            800 Northeast 63rd Street
                             Oklahoma City, Oklahoma
                                 (405) 879-1752


                                  May 30, 2006


Donna Levy
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549

      Re:   Energas Resources, Inc.

            Form SB-2
            SEC File No. 333-119075

            Form SB-2
            SEC File No. 333-132276

            Form 10-KSB/A for the fiscal year ended January 31, 2006
            Form 10-QSB/A for the fiscal quarters ended April 30, 2005; July 31, 2005 and October 31, 2005
            File No. 000-33259

      With respect to the above captioned filings and the comments received from the staff of the Securities and Exchange Commission concerning these filings, Energas Resources, Inc. (the "Company") understands that:

     o the Company is responsible for the adequacy and accuracy of the disclosure in its filings;

     o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings;

     o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                     Very Truly Yours,


                                     /s/ George G. Shaw
                                     -----------------------------------------
                                     George G.  Shaw, President